Exhibit 10.2

THIRD AMENDED AND RESTATED REVOLVING PROMISSORY NOTE

U.S. $30,000,000	Effective as of September 26, 2017

FOR VALUE RECEIVED, AMERIS BANCORP, a Georgia corporation, having an address at 310 First Street, Moultrie, Georgia 31768 (“Maker”), hereby promises to pay to the order of NEXBANK SSB (“Payee”), at its address at 2515 McKinney Avenue, Suite 1100, Dallas, Texas 75201 or such other address as it may designate, the principal sum of THIRTY MILLION and NO/100 Dollars ($30,000,000), or so much thereof as may be advanced by Payee from time to time hereunder to or for the benefit or account of Maker, and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

This Third Amended and Restated Revolving Promissory Note (this “Note”) is issued by Maker pursuant to that certain Loan Agreement, dated as of August 28, 2013 (as heretofore amended, as amended by that certain Third Amendment, dated as of the date hereof, and as may be further amended restated or modified, the “Loan Agreement”) entered into between Payee and Maker. This Note evidences the Loan (as defined in the Loan Agreement). Payment of this Note is governed by the Loan Agreement, the terms of which are incorporated herein by express reference as if fully set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

1.           Principal and Interest.

(a)       The maximum aggregate principal amount of this Note shall not exceed Thirty Million Dollars ($30,000,000). All principal, interest and other sums due under this Note shall be due and payable in full on the Maturity Date.

(b)       Subject to Section 1(c) below, the unpaid principal amount of this Note shall bear interest at the Note Rate (the “Applicable Rate”), unless the Default Rate is applicable. Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment. The Loan shall bear interest at the Default Rate at any time at which an Event of Default shall exist.

(c)       All accrued but unpaid interest on the principal balance of the Loan outstanding from time to time shall be payable on each Payment Date. The then outstanding principal balance of the Loan and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date. Maker may from time to time during the term of the Loan Agreement borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of the Loan Agreement; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the Commitment. The unpaid principal balance of the Loan at any time shall be the total amount advanced hereunder by Payee less the amount of principal payments made hereon by or for Maker, which balance may be endorsed hereon from time to time by Payee or otherwise noted in Payee’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time. All payments (whether of principal or of interest) shall be deemed credited to Maker’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

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2.           Maximum Lawful Rate. It is the intent of Maker and Payee to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law. If Payee shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to the Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

3.           Monthly Payments. All payments on account of the indebtedness evidenced by this Note shall be made to Payee not later than 2:00 p.m. Dallas, Texas time on the day when due in lawful money of the United States and shall be first applied to late charges, costs of collection or enforcement and other similar amounts due, if any, under this Note and any of the other Loan Documents, then to interest due and payable hereunder and the remainder to principal due and payable hereunder.

4.           Maturity Date. The indebtedness evidenced hereby shall mature on the Maturity Date, or as accelerated under the terms of the Loan Agreement. On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

5.           General Provisions.

(a)       In the event (i) the principal balance hereof is not paid when due whether by acceleration or upon the Maturity Date or (ii) an Event of Default exists, then the principal balance hereof shall bear interest from and after the Default Rate. In addition, for any installment (exclusive of the payment due upon the Maturity Date) which is not paid by the tenth (10th) day following the due date thereof a late charge equal to five percent (5%) of the amount of such installment shall be due and payable to the holder of this Note on demand to cover the extra expense involved in handling delinquent payments.

(b)       Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

(c)       This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Payee, together with its successors and assigns, including each owner and holder from time to time of this Note.

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(d)       Time is of the essence as to all dates set forth herein.

(e)       To the fullest extent permitted by applicable law, Maker agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Payee; and Maker consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any makers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Maker and without affecting its liability hereunder.

(f)       To the fullest extent permitted by applicable Law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

(g)       If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.

(h)       To the fullest extent permitted by applicable law, all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest. No failure to accelerate the indebtedness evidenced hereby, acceptance of a past due installment following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State. Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(i)       THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

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(j)       THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Note is an amendment, restatement, modification and continuation of the obligations outstanding under that certain Second Amended and Restated Revolving Promissory Note, dated December 28, 2016, made by Maker payable to the order of Payee in the original principal amount of $60,000,000 (the “Prior Note”). This Note is given in renewal, rearrangement and substitution for, but not in the extinguishment or repayment of, the obligations outstanding under the Prior Note. This Note does not constitute a novation.

[Signature page

follows.]

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Maker has delivered this Note as of the day and year first set forth above.

MAKER:

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Name:	Dennis J. Zember Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Third Amended

and Restated Revolving Promissory

Note]